FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Vice Chairman and CFO (770) 612-2048

GENUINE PARTS COMPANY
REPORTS RECORD SALES AND EARNINGS FOR
THIRD QUARTER AND NINE MONTHS OF 2006

Atlanta, Georgia, October 18, 2006 — Genuine Parts Company (NYSE: GPC) reported record sales and earnings for the third quarter and nine months ended September 30, 2006. Tom Gallagher, Chairman, President and Chief Executive Officer, announced today that sales totaling $2.7 billion were up 6% compared to the third quarter of 2005. Net income was $121.3 million, an increase of 9%, compared to $110.9 million for the third quarter of 2005. On a per share diluted basis, net income was 71 cents, up 13% compared to 63 cents for the third quarter last year.

For the nine months ended September 30, 2006, sales totaled $7.9 billion, up 7% compared to the same period in 2005. Net income for the nine months was $355.9 million, an increase of 8% over $328.4 million recorded in the previous year. Earnings per share on a diluted basis were $2.06, up 10% compared to $1.87 for the same period last year.

Mr. Gallagher stated, “We are pleased to report record levels of revenues and earnings for the 3rd Quarter of 2006. Again this quarter, each of our four business segments contributed to the overall sales growth for the Company. Motion Industries, our Industrial Group, grew sales by 11% and EIS, our Electrical Group, posted a 23% sales increase for the quarter. Business conditions in the industries served by the industrial and electrical operations have remained strong and we are expecting another period of good results from these groups in the fourth quarter. S.P. Richards, our Office Products Group, generated a 5% sales increase for the quarter and the Automotive Group increased sales by 1% in the quarter. Our ongoing sales initiatives, combined with positive business indicators in all four of our businesses, provide each of our segments with continued growth opportunities in the fourth quarter of 2006 and we anticipate solid performances from all four groups.”

Mr. Gallagher further commented, “The Balance Sheet at September 30, 2006 remains in excellent condition and we continue to strengthen our financial position through strong earnings growth as well as working capital and asset management initiatives.”

Mr. Gallagher added, “The Company also continues to generate consistent and steady cash flows and our cash position remains strong. Our priorities for cash remain, first, the dividend, which was increased in 2006 for the 50th consecutive year. Another priority for cash has been opportunistic share repurchases and, as part of our share repurchase program, we have purchased 2.9 million shares of our Company stock thus far in 2006. Other key uses for cash remain the ongoing reinvestment in each of our businesses and strategic complimentary types of acquisitions.”

Mr. Gallagher concluded. “We are pleased with our results for the quarter and nine months and we are encouraged by the opportunities to show further progress in the 4th Quarter.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter and the future outlook. Interested parties may listen by dialing 877-422-4780, conference ID 7552063. A replay will also be available at 800-642-1687, conference ID 7552063, until 12:00 a.m. Eastern time on November 2, 2006.

Forward Looking Statements

Some statements in this release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that its forward-looking statements involve risks and uncertainties. The Company undertakes no duty to update its forward-looking statements, which reflect the Company’s beliefs, expectations, and plans as of the present. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors include, but are not limited to, changes in general economic conditions, the growth rate of the market for the Company’s products and services, the ability to maintain favorable supplier arrangements and relationships, competitive product and pricing pressures, including internet-related initiatives, the effectiveness of the Company’s promotional, marketing and advertising programs, changes in laws and regulations, including changes in accounting and taxation guidance, the uncertainties of litigation, as well as other risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)
	(in thousands, except per share data)
Net sales	$2,699,641	$2,555,503	$7,914,998	$7,373,361
Cost of goods sold	1,868,346	1,777,001	5,455,044	5,097,122

	831,295	778,502	2,459,954	2,276,239
Selling, administrative & other expenses	634,445	598,403	1,883,115	1,744,092

Income before income taxes	196,850	180,099	576,839	532,147
Income taxes	75,517	69,223	220,901	203,706

Net income	$121,333	$110,876	$355,938	$328,441

Basic net income per common share	$.71	$.64	$2.07	$1.88
Diluted net income per common share	$.71	$.63	$2.06	$1.87
Weighted average common shares outstanding	170,912	173,929	171,950	174,320
Dilutive effect of stock options and
non-vested restricted stock awards	825	956	897	968

Weighted average common shares outstanding –	171,737	174,885	172,847	175,288

assuming dilution

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2006	2005	2006	2005
	(Unaudited)
	(in thousands, except ratio analysis)

Net sales:
Automotive	$1,345,595	$1,329,083	$3,935,614	$3,792,821
Industrial	791,650	711,201	2,336,430	2,100,532
Office Products	459,093	437,799	1,352,277	1,250,321
Electrical/Electronic Materials	107,356	87,041	306,846	255,078
Other (1)	(4,053)	(9,621)	(16,169)	(25,391)

Total net sales	$2,699,641	$2,555,503	$7,914,998	$7,373,361

Operating profit:
Automotive	$112,135	$108,551	$321,390	$314,638
Industrial	62,031	53,680	178,619	152,288
Office Products	35,344	33,638	121,563	115,276
Electrical/Electronic Materials	6,059	4,694	17,184	12,716

Total operating profit	215,569	200,563	638,756	594,918
Interest expense, net	(6,708)	(8,159)	(20,295)	(23,369)
Other, net	(12,011)	(12,305)	(41,622)	(39,402)

Income before income taxes	$196,850	$180,099	$576,839	$532,147

Capital expenditures	$34,564	$18,986	$93,155	$59,310

Depreciation and amortization	$20,236	$17,169	$55,491	$51,429

Current ratio			3.1/1	2.9/1

Total debt to total capitalization			15.2%	15.9%

(1)	Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2006	2005
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$214,394	$339,505
Trade accounts receivable	1,301,384	1,227,836
Merchandise inventories	2,189,845	2,157,824
Prepaid expenses and other current assets	212,908	167,958

TOTAL CURRENT ASSETS	3,918,531	3,893,123
Goodwill and other intangible assets	62,398	62,478
Other assets	499,890	430,400
Total property, plant and equipment, net	431,123	383,292

TOTAL ASSETS	$4,911,942	$4,769,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,013,215	$1,041,335
Other borrowings	—	908
Income taxes payable	27,334	50,994
Dividends payable	57,616	54,357
Other current liabilities	178,137	183,822

TOTAL CURRENT LIABILITIES	1,276,302	1,331,416
Long-term debt	500,000	500,000
Other long-term liabilities	130,294	109,888
Deferred income taxes	160,764	121,160
Minority interests in subsidiaries	59,570	56,362
Common stock	170,403	173,522
Retained earnings and other	2,614,609	2,476,945

TOTAL SHAREHOLDERS’ EQUITY	2,785,012	2,650,467

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,911,942	$4,769,293

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2006	2005
	(Unaudited)
	(in thousands)

OPERATING ACTIVITIES:
Net income	$355,938	$328,441

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,491	51,429
Other	11,097	6,706
Changes in operating assets and liabilities	(6,317)	107,251

NET CASH PROVIDED BY OPERATING ACTIVITIES	416,209	493,827

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(93,155)	(59,310)
Other	(11,614)	11,428

NET CASH USED IN INVESTING ACTIVITIES	(104,769)	(47,882)

FINANCING ACTIVITIES:
Net payments on credit facilities	(881)	(59)
Stock options exercised	6,183	16,021
Excess tax benefits from share-based compensation	1,820	—
Dividends paid	(170,530)	(161,536)
Purchase of stock	(122,549)	(95,806)

NET CASH USED IN FINANCING ACTIVITIES	(285,957)	(241,380)

NET INCREASE IN CASH AND CASH EQUIVALENTS	25,483	204,565
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	188,911	134,940

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$214,394	$339,505